Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SPRINT NEXTEL CORPORATION, a Kansas	)
corporation, WIRELESSCO L.P., a Delaware	)
limited partnership, SPRINT SPECTRUM,	)
L.P., a Delaware limited partnership,	)
SPRINTCOM, INC., a Kansas corporation, and	)
SPRINT COMMUNICATIONS COMPANY,	)
L.P., a Delaware limited partnership,	)
)
Plaintiffs,	)
)
v.	)	Civil Action No. 3746-VCP
)
iPCS, INC., a Delaware Corporation, iPCS	)
WIRELESS, INC., a Delaware corporation,	)
HORIZON PERSONAL	)
COMMUNICATIONS, INC., an Ohio	)
corporation, and BRIGHT PERSONAL	)
COMMUNICATIONS SERVICES, LLC, an	)
Ohio limited liability company,	)
)
Defendants.	)

MEMORANDUM OPINION

Submitted: June 30, 2008
Decided: July 14, 2008

A. Gilchrist Sparks, III, Esquire, Jason A. Cincilla, Esquire, Amaryah K. Bocchino, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware; Daniel J. King, Esquire, Amy Yervanian, Esquire, Michael Cates, Esquire, Shelby S. Guilbert, Esquire, KING & SPALDING, LLP, Atlanta, Georgia; Attorneys for Plaintiffs

Andre G. Bouchard, Esquire, BOUCHARD, MARGULES & FRIEDLANDER, P.A., Wilmington, Delaware; John M. Touhy, Esquire, Michael K. Forde, Esquire, J. Tyson Covey, Esquire, MAYER BROWN LLP, Chicago, Illinois; Attorneys for Defendants

PARSONS, Vice Chancellor.

This dispute concerns a series of contracts between Plaintiff Sprint Nextel Corporation (“Sprint”) and several of its subsidiaries with three companies that are direct or indirect subsidiaries of Defendant iPCS, Inc. (“iPCS”). Each of those three companies, Defendants iPCS Wireless, Inc. (“iPCS Wireless”), Horizon Personal Communications, Inc. (“Horizon”), and Bright Personal Communications Services, LLC (“Bright”), agreed to build out portions of Sprint’s nationwide wireless network in exchange for the right to do business using Sprint’s spectrum licenses and brands in certain designated areas of the country, known as “Service Areas.” In that capacity they are known as Sprint “affiliates.” The contracts are Management Agreements between Sprint and its affiliates regarding their mutual obligations relating to the provision of wireless services in the affiliates’ respective Service Areas.

In this action, Sprint seeks declaratory relief with respect to its rights and obligations under the Management Agreements as they pertain to its recently announced Clearwire Transaction, which aims to provide broadband wireless services across the United States — including those Service Areas serviced by the Defendant affiliates. In particular, this action relates to the Agreements’ exclusivity provisions, among other things. This is not the first time, however, this Court has reviewed the exclusivity provision in Horizon’s and Bright’s Management Agreements. In fact, this Court has issued three opinions, and conducted a ten-day trial, relating to that and other provisions in the Management Agreements of Horizon and Bright, and another Sprint affiliate. Moreover, the provision in iPCS Wireless’s Management Agreement, although not identical, is very similar.

The action is currently before me on Defendants’ motions to dismiss for lack of personal jurisdiction as to Bright and Horizon under Rule 12(b)(2) and for failure to state a claim under Court of Chancery Rule 12(b)(6) as to iPCS, and to dismiss or stay this action pending a parallel suit brought by the three affiliate Defendants in Illinois.

Because Sprint and the other Plaintiffs have not satisfied their burden of proof, I find that this Court lacks personal jurisdiction over Horizon and Bright. I further deny iPCS’s motion to dismiss for failure to state a claim because, drawing all reasonable inferences in favor of Plaintiffs, I find iPCS could have a sufficient interest in this controversy to warrant their being made a Defendant. Finally, I deny Defendant’ motion to dismiss or stay this action on forum non conveniens grounds.

I.       FACTUAL BACKGROUND(1)

A.       The Parties

Sprint is a Kansas corporation with its headquarters in Overland Park, Kansas. It is one of the largest wireless companies in the United States and is the product of the 2005 merger between Sprint Corporation and Nextel Communications, Inc. Three of Sprint’s subsidiaries, all Delaware limited partnerships headquartered in Overland Park, Kansas, are also plaintiffs in this action: WirelessCo L.P., Sprint Spectrum L.P., and Sprint Communications Company, L.P. Collectively these Sprint subsidiaries and

(1)	Unless otherwise noted, the facts recited in this opinion are not subject to dispute for purposes of the pending motions to dismiss.

Plaintiff SprintCom, Inc., a Kansas corporation headquartered in Kansas, will be referred to as “Sprint PCS.” For ease of reading I will refer to Plaintiffs generally as “Sprint.”

Wireless service providers like Sprint use designated frequency bands referred to as “spectrum ranges.” Sprint owns and operates the Sprint PCS Network, which is an all-digital nationwide wireless network using code division multiple access (“CDMA”) technology operating on the 1.9 GHz spectrum range. Sprint also offers wireless services under the Nextel brand operating on the 700-900 MHz spectrum range that use integrated Digital Enhanced Network (“iDEN”) technology. The iDEN network operates under Federal Communications Commission licenses purchased by Nextel before the Sprint-Nextel merger.(2)

Defendant Bright is an Ohio limited liability company; Defendant Horizon is an Ohio corporation; and Defendant iPCS Wireless is a Delaware corporation. Bright, Horizon, and iPCS Wireless are wholly owned subsidiaries of Defendant iPCS, a Delaware corporation. All Defendants are headquartered in Schaumburg, Illinois, and share the same management.(3)

(2)	The 700-900 MHz spectrum range is equivalent to a 0.7-0.9 GHz range.

(3)

iPCS owns 100% of iPCS Wireless and Horizon, and Horizon owns Bright. See Timothy M. Yager Dep. (“Yager Dep.”) at 4, available at Pls.’ Opp. To Defs.’ Mot. to Dismiss and/or Stay (“PAB”) Ex. 4. Defendants’ opening and reply briefs will be referred to as “DOB” and “DRB,” respectively.

Yager is the president and chief executive officer of iPCS. The headquarters of iPCS and its subsidiaries are all in the same location in Shaumburg, Illinois.

B.       The Clearwire Transaction

On May 7, 2008, Sprint announced a transaction with the Clearwire Corporation, and other strategic investors, that would create a separate publicly traded company owned 51% by Sprint. Sprint and Clearwire each own licenses to operate on the 2.5GHz spectrum range in certain geographic areas across the United States. Sprint anticipates using that spectrum range for a future broadband wireless network based on the Worldwide Inter-Operability for Microwave Access (“WiMAX”) standard. WiMAX is a technology used for providing internet access for several miles (as opposed to Wi-Fi, which generally has a coverage area of several hundred feet). Combining their respective coverage areas, Sprint and Clearwire hope to create a national WiMAX network. While the Transaction was initially expected to close by November 1, 2008, Sprint now expects the Clearwire Transaction to close on December 1 or 31, 2008.(4)

C.       The Management Agreements

Sprint PCS and the iPCS subsidiaries are each parties to Management Agreements obligating the iPCS subsidiaries, as “Sprint PCS Affiliates,” to operate and manage limited portions of the Sprint PCS Network in certain geographic areas (referred to as “Service Areas”). This Sprint PCS Affiliate Program enabled Sprint to focus on large metropolitan areas, while the Sprint PCS Affiliates built out the Sprint PCS Network in more rural areas. In exchange for the Sprint PCS Affiliates’ agreements to operate and manage the Sprint PCS Network in their respective Service Areas, Sprint agreed that

(4)	See Letter to the Court from Amaryah K. Bocchino at 1 (July 8, 2008).

neither it, nor companies that it controls, would own or operate another Sprint PCS Network in those Service Areas.

The provision setting forth the parties’ agreement as to exclusivity appears in Section 2.3 of the Management Agreements. The provisions in Horizon’s and Bright’s agreements are identical, and state:

[Horizon or Bright] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will own, operate, build or manage another wireless mobility communications network in the service area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement. . . .(5)

Section 2.3 in the iPCS Wireless Management Agreement is slightly different in that the italicized language does not appear in the Horizon and Bright Agreements:

[iPCS Wireless] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the service area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement. . . .(6)

(5)

The Horizon Management Agreement is available at Compl. Ex. 4; the Bright Management Agreement is available at Compl. Ex. 7. There are nine addenda to the Horizon Management Agreement, and five to the Bright Management Agreement. For purposes of deciding Defendants’ motions, however, the changes to Section 2.3 incorporated in the addenda are immaterial.

(6)	Addendum VIII to the iPCS Wireless Management Agreement, available at Compl. Ex. 3; see also iPCS Wireless Management Agreement § 2.3, available at

An important issue in this action is whether the Clearwire Transaction would violate Section 2.3 of the Management Agreements.

D.       Prior Litigation Relating to the Management Agreements

In an earlier related decision, I summarized the situation with respect to Sprint’s Affiliates after Sprint announced its pending merger with Nextel:

On December 15, 2004, Sprint announced that it intended to merge with Nextel. In a conference call to . . . [its] Affiliates that same day, Sprint acknowledged that post-merger integration with Nextel would conflict with Sprint’s obligations to the Affiliates. Similarly, in their joint proxy solicitation materials seeking shareholder approval of the merger, Sprint and Nextel acknowledged that the former’s arrangements with the Affiliates “may limit the ability to fully integrate the operations of Sprint and Nextel in areas managed by the [Affiliates]” and “restrict Sprint’s and its affiliates’ ability to own, operate, build or manage wireless communications networks or to sell Sprint’s wireless services within specified geographic areas.”(7)

UbiquiTel, a Sprint affiliate in the Sprint PCS Network, filed a complaint in this Court on July 12, 2005 challenging the Sprint merger with Nextel; based on, among other things, Section 2.3 of its management agreement with Sprint. Horizon and Bright filed their suit on July 22, 2005, seeking to enjoin the pending Nextel acquisition and declaring that it would breach their Management Agreements.(8) iPCS Wireless filed a substantially

Compl. Ex. 4. There are ten addenda to the iPCS Wireless Management Agreement.

(7)	UbiquiTel Inc. v. Sprint Corp. (Sprint I), 2005 Del. Ch. LEXIS 198, at *5-6 (Dec. 14, 2005) (quoting UbiquiTel’s complaint).

(8)	See Horizon and Bright’s V. Compl. for Declaratory and Injunctive Relief, C.A. No. 1518 (July 22, 2005).

similar lawsuit against Sprint on July 15, 2005 in Cook County, Illinois (the “Earlier Illinois Action”).(9) iPCS caused iPCS Wireless, Horizon, and Bright to file their respective lawsuits challenging the Sprint Nextel merger.(10)

Shortly after the lawsuits were filed, iPCS and its wholly-owned subsidiaries, iPCS Wireless, Horizon, and Bright, entered into a “Forbearance Agreement” with Sprint and Sprint PCS on July 28, 2005.(11) The Agreement stated that it would be governed under Delaware law and enforced in Delaware courts as it related to Horizon and Bright.(12) Under the Forbearance Agreement, Sprint agreed to certain operational covenants in iPCS territories and, in exchange, iPCS agreed not to seek to enjoin the consummation of Sprint’s acquisition of Nextel.

(9)	See iPCS Wireless, Inc. v. Sprint Corp., No. 1-06-2801, slip. op. at 1 (Ill. App. Ct. Mar. 31, 2008), available at DOB Ex. 2.

(10)

See Mins. of the Meeting of the Bd. of Dirs. of iPCS at iPCS-S/N2 001701 (July 14, 2005) (“Mr. Yager advised the Board that management’s recommendation was that the Company file suit against Sprint on Friday, July 15, 2005.”), available at PAB Ex. 1; Mins. of the Meeting of the Bd. of Dirs. of iPCS at iPCS-S/N2 001703 (July 26, 2005) (“Mr. Yager also advised the Board that [iPCS] had filed suit in Delaware state court on behalf of the two Horizon affiliates.”), available at PAB Ex. 1.

(11)	See Sprint/iPCS Forbearance Agreement (July 28, 2005) (signed by Yager as President and CEO of iPCS, iPCS Wireless, Horizon, and Bright), available at PAB Ex. 3.

(12)

See id. § 5.6(a) (“Governing Law. The internal laws of the State of Delaware . . . govern the validity of this Agreement . . . .”). The parties also agreed, however, to bifurcate any disputes arising out of the Agreement between the Illinois (iPCS Wireless related disputes) and Delaware courts (Horizon and Bright related disputes). See id. § 5.6(b).

After denying Nextel’s motion to dismiss in Sprint I, this Court issued an opinion involving UbiquiTel, Horizon, and Bright several weeks later.(13) One of the matters addressed in Sprint II was plaintiffs’ (the three Sprint affiliates) motion for summary judgment on their requests “for a declaration that any network that [Sprint] builds, owns, manages, or operates using the G Block frequencies is a network under the rules designated as Subpart E of Part 24 of the FCC’s rules and violates Plaintiffs’ exclusivity rights.”(14) Ultimately, I concluded the plaintiffs’ G Block claims were not ripe for adjudication.

Finally, in Horizon Personal Communications, Inc. v. Sprint Corp., after ten days of trial and extensive posttrial briefing, I issued a 71-page opinion on Horizon and Bright’s claims for breach of contract and anticipatory breach of contract against the Sprint Defendants.(15) Through trial, Horizon and Bright had pursued a claim for declaratory relief “that the mere operation of the iDEN [Nextel] network by [Sprint] in their Service Areas would violate the exclusivity rights provided them by section 2.3 of

(13)	See UbiquiTel Inc. v. Sprint Corp. (Sprint II), 2006 Del. Ch. LEXIS 2 (Jan. 4, 2006).

(14)

Id. at *7 (internal punctuation omitted). The G Block frequencies, which Nextel was authorized to use by the FCC in 2004, are the paired frequency blocks at 1910-1915 and 1990-1995 MHz. The G Block follows other blocks of spectrum designated as Blocks A through F by the FCC. See id. at *6.

(15)

Horizon Pers. Commc‘ns, Inc. v. Sprint Corp. (Sprint III), 2006 Del. Ch. LEXIS 141, at *2 (Aug. 4, 2006). By the time of this decision, UbiquiTel had merged with Sprint, and the two parties stipulated to its dismissal. See id. at *3. I will refer to the proceedings underlying Sprint II and Sprint III decisions as the “Earlier Delaware Action.”

the Management Agreement.”(16) In the posttrial briefing and argument, however, Horizon and Bright abandoned that argument, and I did not address it further.

As to the arguments Horizon and Bright did present, I held that Section 2.3, among other provisions, of the Management Agreement “prohibit[ed] Sprint Nextel from using the Sprint brand and marks to promote iDEN products and services and from re- branding legacy Nextel stores with the new Sprint logo in their Service Areas,” “because these sections either [did] not address their or Sprint Nextel’s right to use the Sprint brand or marks or [did] not restrict Sprint Nextel’s use of the brand or marks.”(17) I also concluded Sprint had “the right to sell wireless products and services in the 1900 MHz spectrum outside . . . [Horizon and Bright’s] Service Areas and to sell such services in the 700-900 MHz spectrum anywhere, including in the Affiliates’ Service Areas,” but that Sprint would violate the “implied duty of good faith and fair dealing” if it sold Nextel products using the “Sprint” brand in Horizon and Bright’s Service Areas.(18) I entered a final order and judgment on September 7, 2006; no party appealed the Court’s decision.

In the Earlier Illinois Action, iPCS Wireless continued to pursue its argument that § 2.3 of its Management Agreement prohibited Sprint from operating the Nextel network in iPCS Wireless’s Service Area. The Illinois court agreed and held that “Sprint, and

(16)	Id. at *32; see also id. at *9 (“The Nextel network operates in the 700-900 MHz frequency range using integrated Digital Enhanced Network (“iDEN”) technology.”).

(17)	Id. at *35-36.

(18)	Id. at *3, 55.

those acting in concert with it, must cease owning, operating, and managing the Nextel wireless network in the Service Area.”(19) Sprint unsuccessfully appealed that decision to the Illinois Appellate Court.(20) On May 5, 2008, Sprint petitioned for leave to appeal to the Illinois Supreme Court; that petition is still pending.

E.       Procedural History and Current Illinois Action

On the same day Sprint announced the Clearwire Transaction, it filed this action (the “Current Delaware Action”) on May 7, 2008, seeking “a declaration that the Transaction between Sprint Nextel and Clearwire Corp. will not violate Section 2.3 of the Management Agreements.”(21) On May 22, 2008, the Court granted a motion by Sprint for expedited proceedings. The Court has since entered detailed scheduling orders governing this action that provide for a trial beginning on September 29, 2008.(22)

On May 12, 2008, three business days after Sprint filed this action in Delaware, the three iPCS subsidiaries (iPCS Wireless, Horizon, and Bright) filed suit in Illinois state court (the “Current Illinois Action”) seeking mirror image relief: “a declaratory judgment . . . that Sprint’s consummation of the [Clearwire] Transaction . . . will breach

(19)	iPCS Wireless, Inc. v. Sprint Corp., No. 05 CH 11792, Order ¶ 1 (Ill. Cir. Ct. Sept. 20, 2006), available at PAB Ex. 11.

(20)	See iPCS Wireless, Inc. v. Sprint Nextel Corp., No. 05 CH 11792, Order at 2 (Ill. App. Ct. Mar. 31, 2008), available at DOB Ex. 2.

(21)	Compl. at 23.

(22)

In light of the delay in the closing of the Clearwire Transaction, the parties have requested this Court to postpone the trial date by one month. See Letter to the Court from Andre G. Bouchard at 1 (July 11, 2008).

[the] Management Agreements.”(23) The iPCS subsidiaries further seek to enjoin the Clearwire Transaction. The judge in the Earlier Illinois Action, Hon. Thomas Quinn, who presided over a twenty-five day trial, is not presiding over the Current Illinois Action, which is assigned to the Hon. Kathleen Pantle.

Judge Pantle granted a motion to expedite by the iPCS subsidiary plaintiffs in the Current Illinois Action, but stayed her order pending a ruling from this Court on Defendants’ motion to dismiss.(24) The Illinois court is scheduled to hear Sprint’s motion to stay or dismiss that action on July 29, 2008, with a briefing schedule timed to the issuance of this Court’s ruling on Defendants’ motions pending here.(25)

II.       ANALYSIS

Horizon and Bright seek dismissal of the claims against them under Court of Chancery Rule 12(b)(2) for lack of personal jurisdiction. iPCS seeks its dismissal under Rule 12(b)(6) for failure to state a claim. All Defendants have asked that I dismiss or stay this action pending the action in Illinois. I address Defendants’ motions in turn.

(23)	iPCS Wireless, Inc. v. Sprint Nextel Corp., No. 08 CH 17214, Complaint at 15-16 (Ill. Cir. Ct. May 12, 2008), available at DOB Ex. 4.

(24)	See iPCS Wireless, Inc. v. Sprint Nextel Corp., No. 08 CH 17214, Order at 1-2 (Ill. Cir. Ct. June 5, 2008), available at PAB Ex. 24.

(25)	See id. at 2; see also Tr. at 59-60. Citations in this form (“Tr.”) are to the transcript of argument held before this Court on June 30, 2008.

A.       Horizon and Bright’s Rule 12(b)(2) motion for lack of personal jurisdiction

1.       Rule 12(b)(2) Standard

On a motion to dismiss under Rule 12(b)(2), the plaintiff has the burden to show a basis for the Court’s jurisdiction over the nonresident defendant.(26) “Delaware courts will apply a two-prong analysis to the issue of personal jurisdiction over a nonresident. The court must first consider whether Delaware’s Long Arm Statute is applicable, and next evaluate whether subjecting the nonresident to jurisdiction in Delaware violates the Due Process Clause of the Fourteenth Amendment . . . .”(27) The court may consider the pleadings, affidavits, and any discovery of record.(28)

If no evidentiary hearing has been held, plaintiffs need only make a prima facie showing, in the allegations of the complaint, of personal jurisdiction and the record is construed in the light most favorable to the plaintiff. (29) Defendants contend that because Sprint has taken jurisdictional discovery, it must do more than make only a prima facie showing by alleging specific facts supporting jurisdiction. In Medi-Tec of Egypt Corp. v. Bausch & Lomb Surgical, Inc., this Court held that once jurisdictional discovery has been

(26)

Albert v. Alex. Brown Mgmt. Servs., 2005 Del. Ch. LEXIS 133, at *50 (Aug. 26, 2005); AeroGlobal Capital Mgmt., LLC v. Cirrus Indus., Inc., 871 A.2d 428, 437 (Del. 2005); Hart Holding Co. v Drexel Burnham Lambert Inc., 593 A.2d 535, 539 (Del. Ch. 1991).

(27)	Aeroglobal Capital Mgmt., 871 A.2d at 438; see also Werner v. Miller Tech.Mgmt., L.P., 831 A.2d 318, 326 (Del. Ch. 2003) (citing LaNuova D & B, S.p.A. v. Bowe Co., 513 A.2d 764, 768-69 (Del. 1986)).

(28)	Ryan v. Gifford, 935 A.2d 258, 265 (Del. Ch. 2007).

(29)	See id.

completed, “‘the plaintiff must allege specific facts supporting its position.’”(30) Because Sprint has taken at least some jurisdictional discovery, I agree that it must meet the Medi-Tec specific facts standard.

“Delaware courts have construed the long-arm statute very broadly in order ‘to confer jurisdiction to the maximum extent possible under the Due Process Clause.’”(31) Nevertheless, our courts have been careful not to “break[] the necessary connection between statutory words and common usage of the English language.”(32)

2.       Does the Court have jurisdiction over Horizon Bright because of the earlier Delaware Action?

Although Sprint’s briefing was vague on this point, I understand Sprint to contend that this Court may exercise personal jurisdiction over Horizon and Bright because their filing of the Earlier Delaware Action qualifies (1) as having consented to this Court’s

(30)	2004 WL 415251, at *2 (Del. Ch. Mar. 4, 2004) (quoting Sears Roebuck & Co. v. Sears plc (Sears I), 744 F. Supp. 1297, 1301 (D. Del. 1990)).

(31)	Friedman v. Alcatel Alsthom, 752 A.2d 544, 549 (Del. Ch. 1999) (quoting Hercules, Inc. v. Leu Trust & Banking, Bah. Ltd., 611 A.2d 476, 480 (Del. 1992)).

(32)

Red Sail Easter Ltd. Partners, L.P. v. Radio City Music Hall Prods., Inc., 1991 Del. Ch. LEXIS 113, at *5-6 (July 10, 1991) (citing Trans-Ams. Airlines, Inc. v. Kenton, 491 A.2d 1139, 1142-43 (Del. 1985)); see also Ramada Inns, Inc. v. Drinkhall, 1984 WL 247023, at *2 (Del. Super. May 17, 1984) (“Where qualifying language is used, the Court should not ignore that language out of a desire to afford maximum jurisdictional coverage.”); Joint Stock Soc ‘y v. Heublein, Inc., 936 F. Supp. 177, 194 (D. Del. 1996) (even though “courts have interpreted Delaware’s long-arm statute expansively as conferring jurisdiction to the maximum parameters of the due process clause, . . . the court cannot ignore the strict language of Delaware’s long-arm statute requiring that the defendant perform [an enumerated act] in Delaware.”) (internal punctuation and citation omitted).

jurisdiction and (2) as having transacted business in this State under 10 Del. C. § 3104(c)(1), and based on (3) what appears to be an inverse of the agency theory of personal jurisdiction.(33) I address each of Sprint’s three asserted bases for personal jurisdiction in turn.

a.       Consent

1.       Standard

“Because the defense of lack of personal jurisdiction is a personal right, ‘it may be obviated by consent or otherwise waived.’”(34) In the absence of consent, the determination of whether personal jurisdiction exists under Delaware law involves the two-step process previously described.(35) “[C]onsent has been recognized as a basis for

(33)	See PAB at 11; Tr. at 60-61.

(34)

Foster Wheeler Energy Co. v. Metallgesellschaft AG, 1993 U.S. Dist. LEXIS 20450, at *11 (D. Del. Jan. 4, 1993) (citing Gen. Contracting & Trading Co. v. Interpole, Inc., 940 F.2d 20, 22 (1st Cir. 1991)); see also Hornberger Mgmt. Co. v. Haws & Tingle Gen. Contractors, Inc., 768 A.2d 983, 986-87 (Del. 2000).

As the court noted in General Contracting, it is possible to attempt fine distinctions between “waiver” and “consent” in terms of personal jurisdiction. It has been argued, for example, that waiver arises from actions taken within a suit and consent stems from conduct extrinsic to the suit proper. 940 F.2d at 22-23 (extensive internal citations omitted). The court also noted that another view on the distinction between consent and waiver, “turns on whether the manifesting conduct took place prior or subsequent to the suit’s institution. Such a view recognizes that consent ordinarily consists of ex ante conduct while waiver ordinarily occurs in the form of actions taken ex post.” Id. at 23 n.3. Here, the issue is whether Horizon and Bright effectively consented to this Court’s personal jurisdiction over them in this case based on their conduct in connection with the Earlier Delaware Action.

(35)	Foster Wheeler, 1993 U.S. Dist. LEXIS 20450, at *4.

the exercise of general personal jurisdiction. In fact, a variety of legal arrangements have been taken to represent express or implied consent to the personal jurisdiction of the Court.”(36) Parties may, for example, “submit to a given court’s jurisdiction by contractual consent,”(37) or “stipulate to personal jurisdiction.”(38)

2.       Analysis

As I understand Sprint, it argues that Horizon and Bright have consented to Delaware jurisdiction over this suit because the issues in this suit overlap with those in the Earlier Delaware Action and could give rise to issues regarding Sprint’s compliance with this Court’s Final Order and Judgment in the Delaware Action.(39) Defendants respond that Sprint has not sought declaratory relief as to the meaning or enforcement, of this Court’s Final Order and Judgment, and that Bright and Horizon have made no such claim in the Current Illinois Action.(40)

“[A] court may assert personal jurisdiction over a party on the ground that the party consented to jurisdiction by submitting itself to a court’s jurisdiction by instituting

(36)	Sternberg v. O’Neil, 550 A.2d 1105, 1109 (Del. 1988) (quoting Ins. Corp. of Ir. v.Compagnie des Bauxites de Guinee, 456 U.S. 694, 703 (1982)); see also Gen. Contracting, 940 F.2d at 22.

(37)	Sternberg, 550 A.2d at 1109 n.4 (citing Nat’l Equip. Rental, Ltd. v. Szukhent, 375 U.S. 311 (1964)).

(38)	Id. (citing Petrowski v. Hawkeye-Sec. Ins. Co., 350 U.S. 495 (1956)).

(39)	See Tr. at 69-70; PAB at 11.

(40)	See Tr. at 80.

another, related suit.”(41) In Foster Wheeler, the court found it had personal jurisdiction over Metallgesellschaft AG (“MG”) as to Foster Wheeler’s claim against it for patent infringement, when MG had procured the dismissal of that exact claim as a counterclaim in a parallel suit by MG against Foster Wheeler.(42) In General Contracting the court found that a party had consented to personal jurisdiction in a suit involving the same underlying transaction as an earlier suit in which it had sued the plaintiff in the later suit.(43)

In this case, Sprint argues that Sprint PCS’s duties and obligations to Horizon and Bright are defined in their respective Management Agreements as clarified in my Final Order and Judgment based on the decision in Sprint III. Sprint further vaguely suggests Horizon and Bright might contend that some aspect of the impending Clearwire Transaction violates the Final Order and Judgment. If that were true, Horizon and Bright could pursue a contempt remedy in this Court as they previously did in January 2007. In those circumstances, one plausibly could argue that Horizon and Bright had consented to personal jurisdiction over them in this Court for disputes related to the ramifications of the Management Agreements on the Clearwire Transaction. A threshold question, however, is whether there is any reasonable likelihood that Horizon or Bright might

(41)	Foster Wheeler Energy Co. v. Metallgesellschaft AG, 1993 U.S. Dist. LEXIS 20450, at *4 (D. Del. Jan. 4, 1993) (citing Gen. Contracting, 940 F.2d at 22).

(42)	See id. at *2-3, 11-12.

(43)	See 940 F.2d at 10, 22-24.

claim, in fact, that some aspect of the Clearwire Transaction violates the Final Order and Judgment in the Earlier Delaware Action.

Sprint has not identified any particular part of this Court’s Final Order and Judgment that could be in issue as to the Clearwire Transaction. Nor have I found anything in Sprint’s Complaint in this action pertaining to the Clearwire Transaction that convinces me there are likely to be any material issues here related to Sprint’s compliance with the Final Order and Judgment in the Earlier Delaware Action.

In the trial of the Earlier Delaware Action, Horizon and Bright sought broad forms of relief with respect to Sprint’s use of competing wireless networks in their respective Service Areas.(44) The Court’s Final Order and Judgment, based on Sprint III,(45) however, awarded Horizon and Bright substantially narrower relief. (46) The Final Order and

(44)

In the pre-trial order, Horizon and Bright asked for injunctive relief that would have, among other things, enjoined Sprint from “[m]anaging and operating a wireless network in Plaintiffs’ service areas in competition with Plaintiffs.” See Proposed Joint Pre-Trial Order, C.A. Nos. 1489, 1518 at 15-16 (Dec. 29, 2005). Ultimately, Horizon and Bright abandoned their claims for such broad relief.

(45)	Sprint III, 2006 Del. Ch. LEXIS 141, at *2 (Aug. 4, 2006).

(46)	The Final Order and Judgment declared and decreed, for example, that:

Sprint Nextel will violate the implied duty of good faith and fair dealing if it offers iDEN products and services using the same Sprint brand and marks that Plaintiffs [Horizon and Bright] have used or are using in connection with their sale of Sprint PCS Products and Services (the “Sprint pcs brand and/or marks”) or a brand or mark confusingly similar to the Sprint pcs brand or marks in Plaintiffs’ Service Areas.

Final Order and Judgment, C.A. No. 1518, at 3-4 (Sep. 7, 2006). In terms of injunctive relief, the Final Order and Judgment provided:

Judgment focused primarily on the iDEN network and is tailored narrowly to the Sprint-Nextel merger at issue in Earlier Delaware Action. I therefore would not expect any claim by Horizon or Bright that the Clearwire Transaction, or any aspect of it, violates the Final Order and Judgment.(47) Sprint’s professed concern about such a possibility is too remote and speculative to support a conclusion that Horizon and Bright’s pursuit of the Earlier Delaware Action should be deemed a consent to jurisdiction in this Court as to the Clearwire Transaction.

Moreover, despite some significant overlap, the facts underlying the Earlier Delaware Action differ from the facts underlying this litigation. The Earlier Delaware Action involved the effects of the Sprint-Nextel merger on the Sprint PCS affiliates as to Sprint’s operation of Nextel’s iDEN network in purported violation of the exclusivity provisions in the Management Agreements. Although this action involves many of the same parties and similar, if not identical, contractual provisions, the underlying Clearwire

Within Plaintiffs’ Service Areas, Sprint Nextel and those acting in concert with it are enjoined from offering iDEN products and services that use the same or confusingly similar brands or marks as the Sprint pcs brand or marks [subject to certain exceptions not relevant to this case] . . . ..

Within Plaintiffs’ Service Areas, Sprint Nextel and those acting in concert with it are enjoined from re-branding the legacy Nextel stores with the new Sprint logo or the same or confusingly similar brands or marks as the Sprint pcs brand and marks.

Id. at 4.

(47)	In that regard, I note there is no reference to the Court’s Final Order and Judgment in Sprint’s Complaint.

Transaction is sufficiently different from and independent of the Nextel transaction that I cannot find Horizon and Bright’s prior decision to bring the Earlier Delaware Action here also reflects their consent to being sued in Delaware on the current dispute. This is not, for example, a situation where Horizon and Bright had some role in bringing about the Clearwire Transaction or taking some action that precipitated the Current Delaware Action. Thus, I find that neither Bright nor Horizon has implicitly or explicitly consented to personal jurisdiction in this action regarding Sprint’s Clearwire Transaction.

b.       Delaware’s Long Arm Statute

Delaware courts can exercise personal jurisdiction over defendants in a cause of action that “arises from” a “jurisdictional act” in Delaware.(48) Because Horizon and Bright are nonresidents, Delaware’s Long Arm Statute requires an in-state act by them “that sets in motion a series of events which form the basis for the cause of action before the court.”(49) The parties dispute whether (1) the filing of a lawsuit would qualify as a jurisdictional act in Delaware, and (2) whether the present cause of action arises from the filing of the litigation ultimately adjudicated in Sprint III.

(48)

See Haisfield v. Cruver, 1994 Del. Ch. LEXIS 155, at *11-12 (Aug. 25, 1994) (“Delaware courts can exercise jurisdiction over foreign corporations if the Plaintiff’s cause of action ‘arises from’ a jurisdictional act enumerated in the Delaware long-arm statute.”); 10 Del. C. § 3104; Sears, Roebuck & Co. v. Sears plc (Sears II), 752 F. Supp. 1223, 1226-27 (D. Del. 1990).

(49)	Sears II, 752 F. Supp. at 1227.

1.       Could the filing of a lawsuit qualify as the transaction of business?

The only provision of the long arm statute Sprint relies on is § 3104(c)(1). That section provides:

As to a cause of action brought by any person arising from any of the acts enumerated in this section, a court may exercise personal jurisdiction over any nonresident, or a personal representative, who in person or through an agent . . . [t]ransacts any business or performs any character of work or service in the State . . . .(50)

In the context of this case, therefore, a jurisdictional act is any act fitting the description of § 3104(c)(1), which potentially applies when a defendant “[t]ransacts any business or performs any character of work or service in the State.” “Section 3104(c)(1) is a single act provision of the long-arm statute. As such, § 3104(c)(1) supplies a basis for personal jurisdiction ‘only with respect to claims that have a nexus to such forum-related conduct.’”(51) Horizon’s and Bright’s only actions in Delaware are the commencement and prosecution of the Earlier Delaware Action.

Sprint cites Mobil Oil Corp. v. Advanced Environmental Recycling Technologies, Inc.,(52) as an example of a case where the filing of a complaint in Delaware constituted an

(50)	10 Del. C. § 3104(c)(1).

(51)

Cornerstone Techs. L.L.C. v. Conrad, 2003 Del. Ch. LEXIS 34, at *27 (Mar. 31, 2003) (quoting DONALD J. WOLFE, JR. & MICHAEL A. PITTENGER, CORPORATE AND COMMERCIAL PRACTICE IN THE DELAWARE COURT OF CHANCERY (“WOLFE & PITTENGER”), § 3-5(a)(1)(i)); see also LaNuova D & B, S.p.A. v. Bowe Co., 513 A.2d 764, 768 (Del. 1986) (“Where personal jurisdiction is asserted on a transactional basis, even a single transaction is sufficient if the claim has its origin in the asserted transaction.”).

(52)	833 F. Supp. 437, 443-44 (D. Del. 1993).

enumerated act under the Delaware long-arm statute. In Mobil Oil, the counterclaim plaintiffs contended the counterclaim defendants “have caused and are causing tortious injury in Delaware by filing and litigating this declaratory judgment action as part of Mobil’s attempt to monopolize the composite products market.”(53) The court found that the counterclaim defendant’s actions in causing Mobil to file the complaint and attending a deposition in Delaware were jurisdictional acts under § 3104(c)(3), which authorizes the exercise of personal jurisdiction over a nonresident who causes tortious injury in Delaware.(54) Other Delaware courts also have cited Mobil Oil for the proposition that a defendant’s usage of the Delaware courts could qualify as a jurisdictional act under § 3104(c)(3).(55)

Sprint also relies on decisions in other jurisdictions that have recognized the filing of a lawsuit in a particular forum as being sufficient to subject that party to personal jurisdiction in a subsequent suit in the same forum related to the same transaction. In

(53)	Id. at 443 (emphasis added).

(54)	Id. at 444-45.

(55)

See In re Silver Leaf, L.L.C., 2004 Del. Ch. LEXIS 93, at *11 (June 29, 2004) (citing Mobil Oil for proposition that a defendant’s filing of a petition for dissolution in Delaware would be sufficient contact to meet the requirements of the due process); Monsanto Co. v. Syngenta Seeds, Inc., 2006 U.S. Dist. LEXIS 54534, at *27 (D. Del. Aug. 4, 2006) (“The holding in [Mobil Oil] establishes that the filing of a lawsuit may be relevant to establishing jurisdiction when the claim at issue is sham litigation.”). Cf. Joint Stock Soc’y v. Heublein, Inc., 936 F. Supp. 177, 194 (D. Del. 1996) (filing of lawsuit was not sufficient action to subject the plaintiff to personal jurisdiction under § 3104(c)(3) as to the defendant’s third-party complaint because the lawsuit did not cause tortious injury forming the basis of the defendants’ complaint).

Lyman Steel Corp. v. Ferrostaal Metals Corp., the court found that “[v]oluntarily filing a lawsuit . . . where the facts similarly arise from the same series of events as another lawsuit can be deemed an[] indication of purposeful availment of the forum.”(56) While the factual allegations in the parallel suit, which was filed three months later, were not exactly the same, the court found defendants had availed themselves of the forum because the parallel suit involved “some of the same parties, the same ship,” “a similar date,” and similar factual allegations regarding missing steel plates.(57) I do not consider Lyman apposite, however, because in that case the Ohio court, applying Ohio law, essentially collapsed the personal jurisdiction analysis to a single step, focused on the existence of minimum contacts for constitutional purposes.(58) As previously discussed, under Delaware law, the personal jurisdiction analysis under § 3104(c)(1) involves a two-

(56)

747 F. Supp. 389, 397 (N.D. Ohio 1990) (citing Najran Co. v. Fleetwood Enters., Inc., 659 F. Supp. 1081 (S.D. Ga. 1986); Nat’l Homes Corp. v. Totem Mobile Home Sales, Inc., 682 P.2d 439 (Ariz. App. 1984)). Najran and National Homes both stand for the proposition that a defendant may waive his right to object to the court’s personal jurisdiction because “if a party invokes the power of the court for its own purpose, it cannot be allowed the inconsistent objection that the forum was personally inconvenient to it.” Nat’l Homes Corp., 682 P.2d at 442; see also Najran, 659 F. Supp. at 1101.

For additional cases, see note 72, infra.

(57)	Lyman Steel, 747 F. Supp. at 396-97.

(58)

In Lyman Steel the court applied Ohio’s long-arm statute which, “particularly the ‘transacting any business’ provision, . . . extend[s] to the outer limits under the Due Process Clause. Thus, an Ohio personal jurisdictional analysis becomes an examination of constitutional limitations. The fundamental inquiry will be whether each Defendant has ‘minimum contacts’ with . . . [Ohio] . . . .’” 747 F. Supp. at 393-94 (extensive citation and punctuation omitted).

step inquiry in which the question of transacting business is addressed separately from the due process inquiry.

Neither party has cited precedent directly on point as to whether the filing of a lawsuit may constitute the transaction of business under a long-arm statue such as Delaware’s.(59) Horizon and Bright contend a finding that their commencement of the Earlier Delaware Action (culminating in Sprint III) constitutes a transaction of business under § 3104(c)(1) would be inconsistent with the ordinary meaning of “business” under the long-arm statute.(60) I do not find that argument very persuasive. The Earlier Delaware Action that Horizon and Bright initiated was designed to protect what is probably one of their most important business assets — the exclusivity clause under their Management Agreements. The protection of such an important commercial asset arguably comports with commonly accepted meanings of “business,” the “occupation, work, or trade in which a person is engaged” or “commercial, industrial, or professional

(59)

iPCS cites Investment Associates v. Lancia for the proposition that “litigating is not a transaction of business.” Tr. at 83 (citing 2008 WL 2168983, at *3-5 (Conn. Super. May 5, 2008)). In Lancia, the court found that it did not have personal jurisdiction over a defendant who had not had any contacts with the state since a judgment issued fifteen years before the filing of a second action, the subject matter of which was the enforcement of the judgment from the first action. See Lancia, 2008 WL 2168983, at *4. From the court’s opinion, it is not clear whether the defendant in Lancia was the plaintiff or the defendant in the earlier suit. Thus, I am reluctant to rely upon Lancia because it is not clear that it involved a situation like this case where Horizon and Bright filed the Earlier Delaware Action.

(60)	See DRB at 7 (citing Red Sail Easter Ltd. Partners, L.P. v. Radio City Music Hall Prods., Inc., 1991 Del. Ch. LEXIS 113, at *5-6 (July 10, 1991)).

dealings.”(61) Furthermore, in terms of the scope of “business” under § 3104(c)(1), I do not consider Horizon and Brights’ filing of a complaint to protect a significant business asset to be much different, for purposes of determining personal jurisdiction, than the act of forming and operating a Delaware subsidiary.(62) Moreover, the Defendant’s argument for construing § 3104(c)(1) narrowly in this instance may conflict with the Delaware courts’ policy of construing “the long-arm statute very broadly in order ‘to confer jurisdiction to the maximum extent possible under the Due Process Clause.’”(63)

Based on the record before me, I find Horizon and Bright both conceivably could have transacted business in Delaware for purposes of determining personal jurisdiction under § 3104(c)(1) by filing their complaint in the Earlier Delaware Action. Such a transaction of business in this State, however, only would confer this Court with personal jurisdiction over Horizon and Bright if the present action arose from that transaction. As explained next, I conclude that it does not.

(61)	THE AM. HERITAGE DICTIONARY OF THE ENGLISH LANGUAGE 252 (4th ed. 2000); see also BLACK’S LAW DICTIONARY 211 (8th ed. 2004); WEBSTER’S NINTH NEW COLLEGIATE DICTIONARY 190 (1987).

(62)

This court has held that the formation and operation of Delaware subsidiaries may constitute the transaction of business for purposes of § 3104(c)(1). See Arnold v. Soc’y for Sav. Bancorp, Inc., 1993 Del. Ch. LEXIS 275, at *8-11 (Dec. 15, 1993); see also WOLFE & PITTENGER §3.05[a][1][iii], at 3-42 (2008 ed.); Red Sail, 1991 Del. Ch. LEXIS 113, at *7.

(63)	Friedman v. Alcatel Alsthom, 752 A.2d 544, 549 (Del. Ch. 1999) (quoting Hercules, Inc. v. Leu Trust & Banking, Bah. Ltd., 611 A.2d 476, 480 (Del. 1992)).

2.                                      Does the present litigation “arise from” the Earlier Delaware Action?

“The ‘arising from’ language in 10 Del. C. § 3104(c) requires the defendant’s act set ‘in motion a series of events which form the basis for the cause of action before the court.’”(64) “Specific personal jurisdiction over one claim, however, does not confer specific jurisdiction over plaintiff’s other claims.”(65) Moreover, it is the “nature of the acts giving rise to a claim, rather than the nature of the claims, that determines whether a cause of action arises from contacts with the forum.”(66)

Sprint makes several arguments in favor of finding that this action “arises from” the Earlier Delaware Action. First, Sprint contends this litigation arises from this Court’s Final Order and Judgment.(67) As discussed earlier, however, I find Sprint’s claims against iPCS and its subsidiaries in this action do not directly involve the Court’s Final Order and Judgment in the earlier action. Although certain legal issues probably will overlap between this case and the Earlier Delaware Action, and there likely will be at least some

(64)                            Haisfield v. Cruver, 1994 Del. Ch. LEXIS 155, at *12 (Aug. 25, 1994) (quoting Sears II, 752 F. Supp. 1223, 1227 (D. Del. 1990)). Alternately, the “arises from” language in § 3104 has been construed to mean a plaintiff must show the defendant’s “acts within the jurisdiction were critical steps in the chain of events resulting in the cause of action before the court.” Sears II, 752 F. Supp. at 1227 (citing Deluxe Ice Cream Co. v. R.C.H. Tool Corp., 726 F.2d 1209 (7th Cir. 1984); In re Oil Spill by Amoco Cadiz, 699 F.2d 909, 917 (7th Cir. 1983)).

(65)                            Carlton Invs. v. TLC Beatrice Int’l Holdings, Inc., 1995 Del. Ch. LEXIS 140, at *34 (Nov. 21, 1995) (citing Sears I, 774 F. Supp. 1297, 1302 (D. Del. 1990)); see also WOLFE & PITTENGER § 3.05[a][1][iii], at 3-38 (2008 ed.).

(66)                            Sears II, 752 F. Supp at 1227 (citing Sears I, 744 F. Supp. at 1307) (punctuation omitted, emphasis added).

(67)                            See PAB at 12.

questions of collateral estoppel or issue preclusion in this action regarding the exclusivity provisions of the Management Agreements, that does not mean this litigation regarding the Clearwire Transaction arises from the Final Order and Judgment.

Sprint’s next argument, in the alternative, is that this action is a “continuation” of the Earlier Delaware Action because the same contracts, same provisions, same parties, and the “same character of conduct” are at issue in this action as were at issue earlier. Similar facts are not the same facts. While the “character of conduct” involved in Sprint’s participation in the Clearwire Transaction’s WiMAX network may be similar as to that involved in the Nextel merger’s iDEN network, the two transactions present separate factual circumstances.(68) Even if the Earlier Delaware Action never happened, the Clearwire Transaction presumably still would have occurred and given rise to this litigation. Sprint’s “continuation” argument fails because it has not shown Horizon’s and Bright’s “acts within the jurisdiction were critical steps in the chain of events resulting in the cause of action before the court.”(69)

(68)                            Sprint, in a conference before the Illinois court in the Current Illinois Action, stated that the Clearwire Transaction involves a distinct business that “will operate in a different portion of the radio spectrum range, [as] either iPCS does or Nextel did.” iPCS Wireless, Inc. v. Sprint Corp., No. 08 CH 17214, Tr. of Argument at 16 (Ill. Cir. Ct. June 3, 2008), available at DRB Ex. 1.

(69)                            Sears II, 752 F. Supp. at 1227.

Sprint’s final argument in favor of finding that this litigation “arises from” the Earlier Delaware Action is that, under the Foster Wheeler(70) patent case, it need only show a “logical relationship” between the initial and subsequent litigations to meet the requirements of § 3104(c)(1). I find this argument unconvincing, however. In Foster Wheeler, the court concluded it had personal jurisdiction over MG as to Foster Wheeler’s claim against it for patent infringement, when that exact claim had been dismissed as Foster Wheeler’s counterclaim in a parallel suit by MG against Foster Wheeler.(71) While they bear some logical relationship in that they arise out of the same contracts, Sprint’s claims against Horizon and Bright in this action regarding the Clearwire Transaction are not the exact same claims as those raised in the Earlier Delaware Action as to the Nextel Transaction, nor are the competing claims as closely related as the claims in question in Foster Wheeler.

Sprint has cited decisions by other courts, applying different states’ long-arm statutes, that have found a second litigation to arise from a first litigation in the same

(70)         Foster Wheeler Energy Corp. v. Metallgesellschaft AG, 1993 U.S. Dist. LEXIS 20450 (D. Del. Jan. 4, 1993).

(71)         See id. at *2-3, 11-12. As part of its analysis, the court noted that, in the parallel suit, “MG’s claim of patent infringement and [Foster Wheeler’s] counterclaim of patent infringement do involve common issues of fact and law supported or refuted by some overlapping evidence; i.e., there is some logical relationship between MG’s claim and [Foster Wheeler]’s counterclaim.” Id. at *12 (internal punctuation and citation omitted).

jurisdiction between the same parties.(72) None of these cases however, stand for the proposition that a litigation pertaining to one transaction could arise from an earlier litigation involving a completely separate transaction.(73)

In sum, Sprint has not met its burden of showing the present action relating to the Clearwire Transaction arises from the Earlier Delaware Action regarding the Nextel merger. Accordingly, I conclude that for purposes of § 3104(c)(1), the Current Delaware action does not arise from Horizon and Bright’s previous commencement, and prosecution, of the Earlier Delaware Action, even assuming the commencement of that litigation constitutes transacting business within the meaning of § 3104(c)(1).

(72)                            See Mattel, Inc. v. Greiner & Hausser GmbH, 354 F.3d 857, 863-64 (9th Cir. 2003) (applying a “but for” test for determining if the second action “arises out of or results from” the first action, the court held that a defendant was subject to personal jurisdiction when the second action sought to enforce a stipulation of dismissal of the first action brought by the defendant in the same jurisdiction); Threlkeld v. Tucker, 496 F.2d 1101, 1103-04 (9th Cir. 1974) (defendant was subject to the court’s personal jurisdiction because the second action was for enforcement of a judgment obtained against defendant as part of plaintiff’s counterclaim against defendant in an earlier action in the same state); Int’l Transactions, Ltd. v. Embotelladora Agral Regiomontana SA de CV, 277 F. Supp. 2d 654, 668 (N.D. Tex. 2002) (defendant was subject to the court’s personal jurisdiction because the current claims against it related to the same nucleus of operative facts in two actions brought earlier by defendant against plaintiff).

(73)                            At least some of Sprint’s cases are further distinguishable because they involve jurisdictions where the two-step test Delaware courts apply is collapsed into a single, Constitutional due-process inquiry. See Mattel, 354 F.3d at 863 (“California’s long-arm statute allows courts to exercise jurisdiction to the limits imposed by the Due Process Clause of the United States Constitution.”); Int’l Transactions, 277 F. Supp. 2d at 665 (“Because the Texas long-arm statute confers jurisdiction to the limits of the federal constitution . . . the court need only concern itself with the federal due process inquiry.”).

c.                                       Personal Jurisdiction under the Agency Theory

Delaware law provides three bases under which a court may establish jurisdiction over a parent corporation based on jurisdiction over a subsidiary: the alter ego theory, the agency theory, and when the ownership and operation of a Delaware subsidiary constitutes a sufficient invocation of the privilege of conducting business under the laws of Delaware that such jurisdiction is proper under § 3104.(74) Sprint has made no suggestion that the third basis, the ownership and operation of a Delaware subsidiary, applies. “The principles of agency allow a court to establish jurisdiction over the parent based upon its jurisdiction over a subsidiary.”(75) “Under the alter ego or piercing the corporate veil doctrine, courts will ignore the corporate boundaries between parent and subsidiary if fraud or inequity is shown. The agency theory, by contrast, examines the degree of control which the parent exercises over the subsidiary.”(76)

(74)                            See WOLFE & PITTENGER § 3.05[c], at 3-87 (2008 ed.).

(75)                            Telcordia Techs., Inc. v. Alcatel S.A., 2005 U.S. Dist. LEXIS 10194, at *8 (D. Del. May 27, 2005); see also WOLFE & PITTENGER § 3.05[c][2], at 3-93 to 3-94 (“the doctrine may provide a basis for attributing the jurisdictional contacts of a subsidiary corporation (the agent) to a nonresident parent corporation (the principal).”).

(76)                            Applied Biosys., Inc. v. Cruachem Ltd., 772 F. Supp. 1458, 1465-66 (D. Del. 1991). The Delaware Supreme Court has explained the difference between the agency theory of personal jurisdiction and the alter ego theory:

These two methods for establishing jurisdiction involve showing either that the absent parent instigated the subsidiary’s local activities or that the absent parent and the subsidiary are in fact a single legal entity. . . . They are obviously similar in that both involve disregarding separate entity status and shifting responsibility for the subsidiary’s

“It is only the exceptional case where a court will disregard the corporate form . . . .”(77) “[Disregard of the corporate entity] may be done only in the interest of justice, when such matters as fraud, contravention of law or contract, public wrong, or where equitable consideration among members of the corporation . . . are involved.”(78) Some factors a court may consider when being asked to disregard the corporate form include: “(1) whether the company was adequately capitalized for the undertaking; (2) whether the company was solvent; (3) whether corporate formalities were observed; (4) whether the dominant shareholder siphoned company funds; and (5) whether, in general, the company actions onto the parent. The difference between [the agency] and [alter ego theories] lies in the extent of this shifting of responsibility. Under the [agency] theory, only the precise conduct shown to be instigated by the parent is attributed to the parent; the rest of the subsidiary’s actions still pertain only to the subsidiary. The two corporations remain distinct entities. If [alter ego] is shown, however, all of the activities of the subsidiary are by definition activities of the parent. [The alter ego theory] requires a greater showing of interconnectedness than attribution, but once shown, its scope is broader. Under both theories, the parent is declared responsible for in-state activities of the subsidiary, but [under the agency theory] the responsibility results from causing a separate legal entity to act while [under the alter ego theory] there is no separate legal entity at all.

Sternberg v. O’Neil, 550 A.2d 1105, 1125-26 n.45 (Del. 1988) (quoting Lea Brilmayer & Kathleen Paisley, Personal Jurisdiction and Substantive Legal Relations: Corporations, Conspiracies and Agency, 74 CAL. L. REV. 1, 12 (1986)).

(77)         Sears I, 744 F. Supp. 1297, 1305 (D. Del. 1990).

(78)         Pauley Petroleum, Inc. v. Cont’l Oil Co., 239 A.2d 629, 633 (Del. 1968).

simply functioned as a facade for the dominant shareholder.”(79) “This is a fact-intensive inquiry . . . .”(80) Although at times Sprint’s argument sounds like one based on an alter ego theory, it has expressly disclaimed that theory.(81) Furthermore, Sprint has not shown a lack of corporate formalities or other equitable factors that might support disregarding the corporate entities in this situation.

Instead, Sprint contends this Court may exercise personal jurisdiction over Horizon and Bright under the agency theory. “Under the agency theory [as normally applied], ‘the court may attribute the actions of a subsidiary company to its parent where the subsidiary acts on the parent’s behalf or at the parent’s direction.’”(82) “[O]nly acts of the agent that are directed by the principal may serve as a basis to assert jurisdiction over the principal.”(83) Thus, because “the agency theory permits only the attribution to the

(79)

U.S. Bank Nat’l Ass ‘n v. U.S. Timberlands Klamath Falls, L.L.C., 2005 Del. Ch. LEXIS 49, at *4 (Mar. 30, 2005) (citing Harco Nat’l Ins. Co. v. Green Farms, Inc., 1989 Del. Ch. LEXIS 114, at *11 (Sept. 19, 1989)).

(80)	Id.

(81)	See PAB at 16; Tr. at 61.

(82)	Telcordia Techs., Inc. v. Alcatel S.A., 2005 U.S. Dist. LEXIS 10194, at *8 (D. Del. May 27, 2005) (quoting C.R. Bard Inc. v. Guidant Corp., 997 F. Supp. 556, 559 (D. Del. 1998)).

(83)	Computer People, Inc. v. Best Int’l Group, Inc., 1999 Del. Ch. LEXIS 96, at *27 (Apr. 27, 1999) (citing Applied Biosys., 772 F. Supp. at 1465-66).

parent of specific acts of the subsidiary; it does not permit the attribution to the parent of the subsidiary’s status as a Delaware corporation.”(84)

The agency theory is used by plaintiffs who seek to obtain this court’s personal jurisdiction over defendants that are parents (or principals) of subsidiaries that, for example, transact business in Delaware. As it admits, Sprint seeks to apply the “inverse” of the agency theory, but it has provided no Delaware precedent for its position.(85) Here, there is no question iPCS, the parent of Horizon and Bright, is subject to the jurisdiction of this Court because it is a Delaware corporation. Rather, Sprint attempts to invoke the agency theory to buttress its claim of personal jurisdiction over the agents, Horizon and Bright. Imputing the actions of a parent to a subsidiary under agency law to establish jurisdiction over the subsidiary strikes me as a dubious proposition.(86) Yet, even if that were possible, it would not assist Sprint in this case.(87) The only actions within the

(84)         WOLFE & PITTENGER § 3.05[c][2], at 3-96 (citing Applied Biosys., 772 F. Supp. at 1470).

(85)         PAB at 16. At argument, in fact, Sprint’s counsel virtually conceded that its application of the agency theory was an insufficient grounds for this Court to assert personal jurisdiction over Horizon and Bright. See Tr. at 72.

(86)         At least one Delaware court, for purposes of determining personal jurisdiction, has rejected the imputation of the principal’s act to the agent. See SAFT Am., Inc. v. Ovonic Battery Co., 1996 WL 190008, at *4 (D. Del. Mar. 25, 1996) (“[T]he agent . . . could not have directed the alleged tortious acts, and the acts of the supposed principal cannot be imputed to it.”).

(87)         In support of its inverse application of the agency theory, Sprint cites B-S Steel of Kan., Inc. v. Tex. Indus., Inc., 229 F. Supp. 2d 1209, 1220-21 (D. Kan. 2002). The court in B-S Steel, applying a Constitutional minimum contacts analysis as part of the Kansas long arm statute, found that the nonresident defendants were meaning of 10 Del. C. § 3104(88) by iPCS that could be imputed to Horizon and Bright relate to iPCS’s apparent control of the Earlier Delaware Action involving those subsidiaries. Because Horizon and Bright ultimately took those actions directly and I have found they do not provide a sufficient basis, such an argument would not advance Sprint’s position.

Further twisting the agency theory, however, Sprint apparently seeks to have this Court use the fact that iPCS is a Delaware corporation to bootstrap a basis for jurisdiction over its subsidiaries Horizon and Bright. Yet, Sprint has failed to articulate any coherent rationale for that approach. To the contrary, there is no reason to believe iPCS’s incorporation in Delaware, accomplished well before it acquired Horizon and Bright, was a jurisdictional act under § 3104(c), let alone an act from which this action arises.

“interrelated entities who represented themselves to [the plaintiff] and the public as one company with several operating units.” Id. at 1222. Nothing in that case, however, supports effectively imputing the state of incorporation of a parent to a nonresident subsidiary, as Sprint seeks in this case.

(88)         Section 3104(c)(1) states:

As to a cause of action brought by any person arising from any of the acts enumerated in this section, a court may exercise personal jurisdiction over any nonresident, or a personal representative, who in person or through an agent: . . . [t]ransacts any business or performs any character of work or service in the State . . . .

10 Del. C. § 3104(c)(1) (emphasis added).

Moreover, the Applied Biosystems case indicates that Delaware courts have rejected a similar argument in the past.(89)

B.            iPCS’s Rule 12(b)(6) Motion to Dismiss

iPCS seeks dismissal of the claims against it under Rule 12(b)(6). According to iPCS, Sprint fails to state a claim against it because it is not a party to any of the Management Agreements. Sprint answers that the Court properly may exercise jurisdiction over iPCS under 10 Del. C. § 6511.

1.             Rule 12(b)(6) Standard

The standard for dismissal under Court of Chancery Rule 12(b)(6) for failure to state a claim upon which relief may be granted is well established. A court will grant the motion only if it concludes, after accepting all well-pled factual allegations of the complaint and drawing all reasonable inferences in favor of the nonmoving party, the “plaintiff would not be entitled to recover under any reasonably conceived set of circumstances susceptible of proof.”(90) A court need not accept every interpretation of the allegations proposed by the plaintiff, but rather only those “reasonable inferences that logically flow from the face of the complaint.”(91) Mere conclusions will not be accepted

(89)                            See 772 F. Supp. at 1470 (“[T]he agency theory only permits the attribution to the parent of the subsidiary’s acts, and not of its status as a Delaware corporation . . . .”).

(90)                            In re Gen. Motors (Hughes) S’holder Litig., 897 A.2d 162, 168 (Del. 2006) (quoting Savor, Inc. v. FMR Corp., 812 A.2d 894, 896-97 (Del. 2002)).

(91)                            Malpiede v. Townson, 780 A.2d 1075, 1083 (Del. 2001).

as true without supporting specific allegations of fact.(92) Additionally, on a motion to dismiss, a court may consider documents that are “integral to or are incorporated by reference into the complaint,” (93) as well as facts subject to judicial notice.(94)

2.             Declaratory Judgment Standard

The declaratory judgment action is designed “‘to promote preventive justice.’”(95) The innovation arose from the recognition that “legitimate legal interests are sometimes cast into doubt by the assertion of adverse claims and that, when this occurs, a party who suffers practical consequences ought not to be required to wait upon his adversary for a judicial resolution that will settle the matter.”(96)

“The authority to grant declaratory judgments is codified in Delaware’s declaratory judgment statute which provides that this Court ‘shall have the power to declare rights, status and other legal relations whether or not further relief is or could be

(92)                            See In re Tri-Star Pictures, Inc. Litig., 634 A.2d 319, 326 (Del. 1993).

(93)                            In re Lukens Inc. S’holders Litig., 757 A.2d 720, 727 (Del. Ch. 1999) (citing In re Santa Fe Pac. Corp. S’holder Litig., 669 A.2d 59, 69-70 (Del. 1995)).

(94)                            See Gen. Motors, 897 A.2d at 170; see also Gantler v. Stephens, 2008 Del. Ch. LEXIS 20, at *67 (Feb. 14, 2008).

(95)                            Schick Inc. v. Amalgamated Clothing & Textile Workers Union, 533 A.2d 1235, 1237-38 (Del. Ch. 1987) (quoting Stabler v. Ramsay, 88 A.2d 546, 551 (Del. 1952)); see also 10 Del. C. § 6512 (“This chapter is declared to be remedial; its purpose is to settle and to afford relief from uncertainty and insecurity with respect to rights, status and other legal relations; and is to be liberally construed and administered.”).

(96)                            Schick, 533 A.2d at 1238 (citing Diebold Computer Leasing, Inc. v. Commercial Credit Corp., 267 A.2d 586 (Del. 1970)).

claimed.’”(97) “A court may refuse to render a declaratory judgment if it will not terminate the uncertainty.”(98) “A court will exercise its discretion to grant declaratory relief when the benefit outweighs the risk of premature judgment.”(99)

“Declaratory judgments, however, will not be granted merely to satisfy a party’s desire for ‘an advisory opinion or an adjudication of hypothetical questions.’”(100) For a court to exercise declaratory judgment jurisdiction, there must be an “actual controversy”:

1) It must be a controversy involving the rights or other legal relations of the party seeking declaratory relief; (2) it must be a controversy in which the claim of right or other legal interest is asserted against one who has an interest in contesting the claim; (3) the controversy must be between parties whose interests are real and adverse; [and] (4) the issue involved in the controversy must be ripe for judicial determination.(101)

(97)                            Havens v. Attar, 1997 Del. Ch. LEXIS 12, at *29 (Jan. 30, 1997) (quoting 10 Del. C. § 6501).

(98)                            Dana Corp. v. LTV Corp., 668 A.2d 752, 755 (Del. Ch. 1995) (citing 10 Del. C. § 6506).

(99)                            Id. (citing 10A WRIGHT, MILLER & KANE, FEDERAL PRACTICE & PROCEDURE: CIVIL 2d § 2759); see also Amer v. NVF Co., 1994 Del. Ch. LEXIS 106, at *26 (June 15, 1994) (“Declaratory judgment actions inevitably involve a judgment by the court weighing, in the context of the particular facts alleged, the need for immediate adjudication of the dispute against the risks of waste or inefficiency that a premature adjudication would entail.”).

(100)                      Havens, 1997 Del. Ch. LEXIS 12, at *29 (quoting Rollins Int’l, Inc. v. Int’l Hydronics Corp., 303 A.2d 660, 662 (Del. 1973)).

(101)                      Schick, 533 A.2d at 1238 (quoting Rollins Int’l, 303 A.2d at 662); Gannett Co. v. Bd. of Managers of the Del. Crim. Justice Info. Sys., 840 A.2d 1232, 1237 (Del. 2003) (quoting Schick).

3.       Analysis

iPCS claims it is not a proper party to this action because it is not a signatory to any of the Management Agreements at issue. In support of its position, iPCS invokes the “general principle of contract law that only a party to a contract may be sued for breach of that contract.”(102) Sprint, however, has not asserted a claim for breach of contract; rather, it seeks a declaratory judgment. Thus, I understand iPCS’s argument for dismissal to rely on the second prong of the Rollins test for an actual controversy, as quoted by the court in Schick. That is, I understand iPCS to contend Sprint’s claim against it does not involve “a controversy in which the claim of right or other legal interest is asserted against one who has an interest in contesting the claim.”(103) I therefore next examine whether iPCS has a sufficient interest in contesting Sprint’s claim regarding the Clearwire Transaction to make it a proper defendant.

a.       iPCS has a material interest in this litigation

First, well-established principles of equity jurisprudence militate in favor of subjecting a party who may be indirectly involved in a controversy, but whose interest is

(102)       DOB at 21 (quoting Wallace ex rel. Cencom Cable Income Partners II, Inc., L.P. v. Wood, 752 A.2d 1175, 1180 (Del. Ch. 1999)); see also Izquierdo v. Sills, 2004 Del. Ch. LEXIS 142, at *23 (June 29, 2004) (quoting Traffas v. Bridge Capital Investors II, 1993 WL 339293, at *3 (D. Kan. Aug. 23, 1993), for the proposition that it “‘would be a novel holding for the court to rule that a breach of contract action can be maintained against a person who is not a party to the contract being sued upon.’”).

(103)       Compare Wilmington Trust Co. v. Barron, 470 A.2d 257, 262 (Del. 1983) (“Unless real and adverse interests are present, there is no basis for invoking declaratory relief against one who has no role in contesting a claim.”) (citing Rollins Int’l, 303 A.2d at 662-63).

as material as that of iPCS here, to a suit for a declaratory judgment as to that controversy. As a noted treatise on equity jurisprudence has stated:

[Equity]’s fundamental principle concerning parties is, that all persons in whose favor or against whom there might be a recovery, however partial, and also all persons who are so interested, although indirectly, in the subject-matter and the relief granted, that their rights or duties might be affected by the decree, although no substantial recovery can be obtained either for or against them, shall be made parties to the suit . . . . The primary object is, that all persons sufficiently interested may be before the court, so that the relief may be properly adjusted among those entitled, the liabilities properly apportioned, and the incidental or consequential claims or interests of all may be fixed, and all may be bound in respect thereto by the single degree.(104)

Moreover, in Wright v. Scotton, this court held that it “is the purpose of a court of equity to do complete justice by deciding upon and satisfying the rights of all the persons interested in the subject of the suit, so as to make the performance of the order of the court perfectly safe to those who are compelled to obey it and to prevent future litigation.”(105)

(104)       1 SYMONS, POMEROY’S EQUITY JURISPRUDENCE § 114, at 153 (5th ed. 1941) (emphasis added); see also Bay Newfoundland Co. v. Wilson & Co., 11 A.2d 278, 281 (Del. Ch. 1940) (opining on the same principle, the court noted that “courts of equity have long recognized some exceptions to that general rule when the decree would not directly and essentially affect the rights of persons not actually made parties to the suit.”).

(105)       121 A. 69, 72 (Del. Ch. 1923); see also Martin v. Purnell, 4 Del. Ch. 249, 252 (Del. Ch. 1871); 10 Del. C. § 6511 (“When declaratory relief is sought, all persons shall be made parties who have or claim any interest which would be affected by the declaration, and no declaration shall prejudice the rights of persons not parties to the proceeding.”)

The record on Defendants’ motion to dismiss demonstrates iPCS has a significant interest in contesting Sprint’s claim for “a declaration that the Transaction between Sprint Nextel and Clearwire Corp. will not violate .. . . the Management Agreements”(106) Sprint has with iPCS’s subsidiaries Horizon, Bright, and iPCS Wireless. In a May 2008 press release, iPCS characterized the proposed Clearwater Transaction as “yet another attempt by Sprint Nextel to breach the exclusivity provisions of the iPCS affiliation agreements.”(107) The evidence indicates iPCS has a strong, indirect interest in the three Management Agreements and continuously has exercised its authority as to them. For example, iPCS caused Horizon and Bright to file the Earlier Delaware Action in this Court, and iPCS Wireless to commence the Earlier Illinois Action, challenging the Sprint Nextel transaction as a violation of those agreements. The evidence also supports a reasonable inference that iPCS arranged to have Horizon and Bright drop their principal exclusivity argument after the trial in the Earlier Delaware Action, while it continued to press a very similar contention in the Earlier Illinois Action involving iPCS Wireless. In these circumstances, I conclude iPCS has a sufficient interest in this controversy to justify Sprint having named it as a defendant in this declaratory judgment action.

(106)       Compl. at 23.

(107)       iPCS, Current Report (Form 8-K) Ex. 99.1 (May 12, 2008), available at PAB Ex. 25.

b.       A party does not need to be a necessary party to be joined as a defendant in a declaratory judgment action

iPCS contends that because it is not a necessary party to this action, it is not a suitable defendant. iPCS cites no precedent for this assertion, however. Instead, it relies on Monsanto Co. v. Aetna Casualty & Surety Co.,(108) for its application of Rule 19 to determine whether a party was a necessary party for purposes of 10 Del. C. § 6511.

Under Section 6511, when “declaratory relief is sought, all persons shall be made parties who have or claim any interest which would be affected by the declaration, and no declaration shall prejudice the rights of persons not parties to the proceeding.”(109) Thus, when “a claimant seeks declaratory judgment[,] 10 Del. C. § 6511 requires joinder of all parties who have or claim any interest which would be affected by the declaration sought.”(110) Moreover, in Delaware, an action may continue if an absent party’s alleged interest is fully represented in the lawsuit.(111)

(108)       565 A.2d 268 (Del. Super. 1989)

(109)       10 Del. C. § 6511 (emphasis added).

(110)       Monsanto, 565 A.2d at 271; see also Nat’l Educ. Corp. v. Bell & Howell Co., 1983 Del. Ch. LEXIS 562, at *15 (Dec. 13, 1983) (“Rule 19 is uniformly applied in determining whether a declaratory judgment action should proceed in the absence of parties whose interests might be at stake.”).

(111)       See Moran v. Household Int’l, Inc., 490 A.2d 1059, 1073 (Del. Ch.) (citing Owens-Ill., Inc. v. Lake Shore Land Co., 610 F.2d 1185 (3d Cir. 1979); Fetzer v. Cities Serv. Oil Co., 572 F.2d 1250 (8th Cir. 1978)), aff’d, 500 A.2d 1346 (Del. 1985); Kennett v. Carlyle Johnson Mach. Co., 2002 Del. Ch. LEXIS 73, at *13 (June 17, 2002).

I consider iPCS’s citations inapposite to the issue before me. The question is not whether this case can proceed without a necessary absent party under § 6511, but rather whether a party who has already been named a defendant is entitled to dismissal of the declaratory judgment claims against it because its interest in the controversy is so attenuated that it could not properly have been named as a defendant. Because iPCS has a material interest in Horizon’s and Bright’s Management Agreements, I conclude it has not made a sufficient showing that it would be inequitable for this Court to require iPCS to remain as a defendant in this action.(112) Moreover, iPCS has not shown that it would suffer any additional material burden or difficulty in remaining a defendant in this action. For example, iPCS shares the same counsel as iPCS Wireless (and that of Horizon and Bright), and also the same senior management team.

I therefore deny iPCS’s motion to dismiss for failure to state a claim.

(112)      iPCS’s reliance on Cerberus Int’l, Ltd. v. Apollo Mgmt., L.P., 1999 Del. Ch. LEXIS 207 (Nov. 2, 1999), is misplaced. Cerberus involved claims for contract reformation and for declaratory judgment. The defendants moved to dismiss the parent company of a subsidiary that had entered into a merger agreement because the parent company was not a party to the contract. Id. at *3. On the claim for declaratory judgment, the plaintiffs cited § 6511 to justify naming the parent as a party because it had an “interest.” The Cerberus court did not reach that issue, however, because it ultimately dismissed the declaratory judgment count on different grounds. See id. at *5. As to the contract reformation claim, the court applied Rule 19, but declined to decide whether the joinder standard would include contract parties with a material, but only indirect, interest, or only those with a direct interest. See id. at *6-7. Thus, Cerberus did not decide the issue presented in this case. Indeed it arguably supports the proposition that a parent company, with a material interest in a subsidiary’s contract, could be a proper defendant for a declaratory judgment claim.

C.     Defendants’ Motion to Dismiss or Stay

Although I have determined this Court lacks personal jurisdiction over Bright and Horizon, there is no question that jurisdiction exists as to Defendants iPCS and iPCS Wireless because they are both Delaware corporations. iPCS and iPCS Wireless, however, have moved to dismiss or stay this action in favor of the Current Illinois Action. Sprint opposes that motion, arguing that, even in the absences of Horizon and Bright and despite the prospect of litigation over similar facts and issues in the Current Illinois Action, it should be able to proceed with an expedited trial of this case in Delaware.(113) I turn next to those issues, but focus primarily on Defendants’ motion to stay, because that argument has more force here.

1.       Standard

The granting of a motion to stay is not a matter of right, but rather rests within the sound discretion of the court.(114) The court should inform its analysis with considerations of comity and the necessities of an orderly and efficient administration of justice.(115) In assessing which of multiple actions challenging the same conduct should proceed, the Court of Chancery often applies the McWane doctrine, also known as the first-filed rule. Under the first-filed rule, this Court freely exercises its broad discretion to grant a stay

(113)	See Tr. at 50.

(114)	See Adirondack GP, Inc. v. Am. Power Corp., 1996 WL 684376, at *6 (Del. Ch. Nov. 13, 1996) (citing McWane Cast Iron Pipe Corp. v. McDowell-Wellman Eng’g Co., 263 A.2d 281 (Del. 1970)).

(115)	See id. (citing Mc Wane, 263 A.2d at 283).

“when there is a prior action pending elsewhere, in a court capable of doing prompt and complete justice, involving the same parties and the same issues.”(116)

Where the multiple actions are contemporaneously filed, however, this Court evaluates a motion to stay “‘under the traditional forum non conveniens framework without regard to a McWane-type preference of one action over the other.’”(117) The “doctrine of forum non conveniens permits a court to decline to hear a case despite having jurisdiction over the subject matter and the parties when there is a similar action pending elsewhere and when considerations of convenience, expense, and the interests of justice dictate that litigation in the forum selected by the plaintiff would be unduly inconvenient, expensive or otherwise inappropriate.”(118) The doctrine is only employed at the court’s discretion.(119)

In a forum non conveniens analysis, the factors courts consider are:

(1) the applicability of Delaware law, (2) the relative ease of access to proof, (3) the availability of compulsory process for witnesses, (4) the pendency or non-pendency of a similar action or actions in another jurisdiction, (5) the possibility of

(116)      McWane, 263 A.2d at 283.

(117)      Rapaport v. Litig. Trust of MDIP Inc., 2005 WL 3277911, at *2 (Del. Ch. Nov. 23, 2005) (citing WOLFE & PITTENGER § 5-1 [a] and HFTP Invs., L.L.C. v. ARIAD Pharms., Inc., 752 A.2d 115, 122 (Del. Ch. 1999)); In re Bear Stearns Cos. S’holder Litig., 2008 Del. Ch. LEXIS 46, at *16 (Apr. 9, 2008); see also Gen. Foods Corp. v. Cryo-Maid, Inc., 198 A.2d 681, 684 (Del. 1964).

(118)      Aveta, 942 A.2d at 607-08 (quoting Chrysler First Bus. Credit, 669 A.2d at 108 and Sumner Sports, Inc. v. Remington Arms Co., 1993 WL 67202, at *7 (Del. Ch. Mar. 4, 1993)) (internal punctuation omitted).

(119)      See, e.g., Williams Gas Supply Co. v. Apache Corp., 594 A.2d 34, 37 (Del. 1991).

a need to view the premises, and (6) all other practical considerations that would make the trial easy, expeditious, and inexpensive.(120)

“Delaware courts consistently uphold a plaintiff’s choice of forum except in rare cases.”(121) Thus, motions to stay litigation on grounds of forum non conveniens are rarely granted.(122)

Here, because the Current Delaware Action and the Current Illinois Action were filed in the same general time frame, only three business days apart, I view them as contemporaneous filings.(123) In fact, the parties themselves generally characterize the

(120)       Ryan, 918 A.2d at 351 (citing In re Chambers Dev. Co. S’holders Litig., 1993 WL 179335, at *2 (Del. Ch. May 20, 1993)).

(121)       Taylor v. LSI Logic Corp., 689 A.2d 1196, 1198 (Del. 1997) (citing Chrysler First Bus. Credit Corp. v. 1500 Locust Ltd. P’ship, 669 A.2d 104, 105 (Del. 1995)).

(122)       Bear Stearns, 2008 Del. Ch. LEXIS 46, at *16 (citing Berger v. Intelident Solutions, Inc., 906 A.2d 134, 135 (Del. 2006)). To succeed on a motion to stay litigation such as this on grounds of forum non conveniens, there is some debate as to whether a defendant must show “overwhelming hardship and inconvenience” or merely demonstrate that the relevant factors preponderate in his favor. See Brandin v. Deason, 941 A.2d 1020, 1024 n. 13 (Del. Ch. 2007) (comparing HFTP, 752 A.2d at 121 (preponderance test), with Ryan, 918 A.2d at 351 (overwhelming hardship test), cases which involved a motion to stay a direct claim and a derivative claim, respectively); see also Aveta, Inc. v. Delgado, 942 A.2d 603, 608 n.12 (Del. Ch. 2008); Bear Stearns, 2008 Del. Ch. LEXIS 46, at *16 n.22. In the circumstances of this case, I find Defendants have not satisfied either test, and therefore need not resolve the debate.

(123)       This Court treats as simultaneous, complaints filed within the same general time frame. In re Chambers Dev. Co., 1993 WL 179335, at *7.

actions as contemporaneous. Therefore, the forum non conveniens framework is more pertinent than the McWane doctrine.(124)

2.       Analysis

Turning to the circumstances of this case, the fourth and sixth forum non conveniens factors predominate in terms of importance — i.e., the pendency or nonpendency of a similar action in another jurisdiction and all other practical considerations relevant to the orderly and efficient administration of justice.(125)

In terms of the fourth forum non conveniens factor, the pendency of a similar action in another jurisdiction, there is a virtually identical action pending in Illinois, and

(124)       See Bear Stearns, 2008 Del. Ch. LEXIS 46, at *17-18.

(125)       While significantly less important in the context of this case and unlikely to have been controlling in their own right, the other forum non conveniens factors do not preponderate toward either Delaware or Illinois. The first factor, the applicability of Delaware law, points equally to Delaware and Illinois because Kansas law is likely to govern the interpretation of the Management Agreements. As to the second and third factors, the relative ease of access to proof and the availability of compulsory process, Defendants have not shown that any material evidence or witness would be unavailable in Delaware. See DOB at 28; Intelident Solutions, 906 A.2d at 136; Asten v. Wangner, 1997 Del. Ch. LEXIS 135, at * 7 (Oct. 3, 1997) (“Modern methods of information transfer render concerns about transmission of documents virtually irrelevant.”); HFTP, 752 A.2d at 123. The trial of the Earlier Delaware Action in this court at the behest of the Horizon and Bright (and indirectly, iPCS) and the participation of iPCS’s president and CEO, Yager, in that action reinforce the conclusion that factors and three do not significantly favor either Delaware or Illinois. Finally, because there are no premises to view in this case, the fifth factor is inapplicable. See Aveta, 942 A.2d at 610 n.25.

it, too, is proceeding on an expedited basis.(126) Indeed, the Illinois plaintiffs and defendants have agreed upon an expedited discovery schedule similar, if not identical, to the schedule in this case. Discovery has begun in this action, and by agreement of the parties, may be used in the Current Illinois Action as well.

In addition, the parties in the Current Delaware and Current Illinois actions substantially overlap. The Sprint related parties in the two actions are identical. With the dismissal of Horizon and Bright, the Defendants in this action are iPCS Wireless and its parent, iPCS; the plaintiffs in the Current Illinois Action are iPCS Wireless, together with Horizon and Bright. In terms of the three Management Agreements at issue, therefore, only the Illinois action has all three of the Sprint affiliates as parties. Horizon, Bright, and iPCS Wireless, however, are all subsidiaries of iPCS, which, as previously discussed, has a material interest in these controversies and is a party to the Delaware action. Moreover, although the Management Agreements of Horizon and Bright differ slightly from that of iPCS Wireless, the similarities among the Agreements, both generally and in terms of the provisions at issue, far outweigh the few differences.

Defendants contend that if the Delaware Action is not stayed, there is a real risk that both the Illinois and Delaware Actions will go forward on parallel, expedited tracks, creating unseemly and inefficient duplicative proceedings. “Duplicative proceedings are disfavored because they waste judicial and financial resources, and because the

(126)       There is no dispute the Current Delaware and Illinois Actions arise from a common nucleus of operative facts.

competing proceedings create the appearance of an unseemly race to decide with a potential for inconsistent rulings.”(127)

Because iPCS largely orchestrated the circumstances that led to the “competing proceedings” between this Court and the Illinois court in the first round of litigation related to the Sprint Nextel merger, I cannot help but view Defendants’ argument with a touch of irony. That said, I recognize iPCS may have had legitimate reasons for deciding to proceed in two different fora in that instance, and do not fault it for doing so. The result, however, was that the two courts produced arguably inconsistent results or what Sprint dubs a “split decision.” Not surprisingly, Sprint and the iPCS subsidiaries now have definite preferences as to the appropriate forum to hear the controversy over the Clearwire Transaction; I presume not for reasons of convenience, but because they think their preferred forum will give them a more sympathetic hearing on the merits. Nevertheless, whichever court proceeds to determine the current round of disputes necessarily will have to address issues of at least collateral estoppel or issue preclusion and, perhaps, res judicata or claim preclusion, based on my rulings and those of the Illinois courts in the first round of cases.

As discussed further below in connection with the sixth forum non conveniens factor, I fully appreciate the disadvantages of duplicative proceedings and running the risk of inconsistent rulings. Accordingly, I will not run that risk lightly and will remain open to mechanisms to minimize that possibility, including ultimately a stay of this

(127)       Bear Stearns, 2008 Del. Ch. LEXIS 46, at *24-25.

action, if necessary. At this time, however, I am not convinced the pendency of the Current Illinois Action justifies staying this action and depriving the Sprint parties of their choice of forum.

The primary reason for that conclusion involves the sixth factor, all other practical considerations that would make the trial easy, expeditious, and inexpensive. In my opinion, I find this factor favors proceeding with this action in Delaware and denying Defendants’ motion to stay. The most important practical consideration is the great amount of time and effort this Court already has expended in analyzing the meaning and impact of various aspects of the Management Agreements of Horizon and Bright, which closely track the Management Agreement of iPCS Wireless. This Court decided motions to dismiss and for summary judgment, presided over a ten day trial, and considered extensive posttrial briefing and arguments on issues closely related to a number of the issues now in dispute between Sprint and iPCS Wireless and iPCS. I issued a 71-page posttrial opinion on the relative rights and responsibilities of Sprint PCS, on the one hand, and Horizon and Bright, on the other hand, under their Management Agreements. Although Defendants emphasize that the iPCS Wireless Management Agreement is different, I find that from a practical standpoint the similarities clearly predominate. During the trial of the earlier Delaware action, this Court heard extensive testimony about the Sprint PCS affiliate program, the negotiation of the Management Agreements generally, and numerous other issues likely to be germane to the current controversy relating the Clearwire Transaction.

The Illinois court subsequently conducted an even longer trial regarding the iPCS Wireless Management Agreement and its ramifications in the context of the Sprint Nextel merger. Judge Quinn then issued an opinion in favor of iPCS Wireless, which the Illinois Appellate Court affirmed earlier this year. A petition by Sprint for further appellate review by the Illinois Supreme Court is still pending.(128) As circumstances have developed, however, the judge who presided in the Earlier Illinois Action is not available to hear the parties in the Current Illinois Action. Thus, a new judge, Hon. Kathleen Pantle, is handling that case. Judge Pantle undoubtedly can hear and dispose of the Current Illinois Action in a competent and timely fashion. The extensive involvement this Court already has had with the substantial factual record and legal arguments related to the relatively complex Management Agreements, however, constitutes an important practical consideration that would make the trial of the current dispute regarding the Clearwire Transaction and its interaction with the iPCS Wireless Management Agreement in this Court relatively easy and expeditious. The sixth forum non conveniens factor therefore militates in favor of proceeding with this action in Delaware.

Additionally, the anticipated timing of the Clearwire Transaction, which is now not expected to close until either December 1 or 31, 2008, would enable this Court to hear and presumably decide motions for summary judgment, if any, before trial. The current schedule in this action provides for the filing of motions for summary judgment,

(128)       The parties expect the Illinois Supreme Court to decide whether to accept Sprint’s petition for leave to appeal by this fall.

if any, by August 8, 2008, with argument to be held on September 3.(129) From a practical standpoint, I believe there is a reasonable possibility that a decision in this action will render a trial in the Current Illinois Action unnecessary, or at least substantially narrow the issues to be presented in Illinois. If iPCS Wireless wins here, there likely will be claim or issue preclusive effects against Sprint in Illinois. If Sprint prevails in this proceeding, the result would be binding on, at least, iPCS and iPCS Wireless as to the iPCS Wireless Management Agreement. To the extent issues remain to be litigated as to the Horizon and Bright Management Agreements, Sprint presumably would cooperate with those parties in arranging to present the open issues to the Illinois court expeditiously. Such a “bifurcated” procedure may be less than ideal from the point of view of iPCS and its subsidiaries Horizon and Bright, but not inequitably so based on the unusual history of the litigation to date related to the Defendants’ various Management Agreements with Sprint.

As former Vice Chancellor, now Chief Justice Steele observed in the Adirondack(130) case, in deciding on a motion to stay: “Ultimately, the exercise of the

(129)       By letter dated July 11, 2008, Defendants’ counsel reported that, based on the revised estimate of the closing date of the Clearwire Transaction and subject to the approval of the Court, “Sprint has agreed to Defendants’ request to extend each of the deadlines in the current schedule by thirty days, subject to the Court’s availability to hold a trial in late October or early November.” I will defer briefly ruling on the parties’ request to revise the schedule to give them an opportunity to consider the impact of this decision, if any, on their plans.

(130)       Adirondack GP, Inc. v. Am. Power Corp., 1996 WL 684376 (Del. Ch. Nov. 13, 1996).

court’s discretion will depend upon review of the relevant practical considerations keeping in mind the broader policies of comity between the states and their courts and the orderly and efficient administration of justice.”(131) Balancing the considerations relevant to a forum non conveniens analysis, I find that this Court’s depth of experience with the Management Agreements through my extensive involvement in the Earlier Delaware Action, coupled with iPCS’s control of, and involvement in, this entire saga, outweigh the absence of Horizon and Bright in this case and the risk of inconsistent judgments, and make Delaware the appropriate forum for adjudication of Sprint’s claim against iPCS Wireless and iPCS regarding the Clearwire Transaction.(132) Furthermore, I find Defendants have not shown that failing to stay this action would result in overwhelming hardship, or that the forum non conveniens factors tip in their favor. Accordingly, I decline to dismiss or stay the Current Delaware Action.

III.       CONCLUSION

For the reasons stated, Defendants’ motion to dismiss all claims against Horizon and Bright is granted based on this Court’s lack of personal jurisdiction over them; iPCS’s motion to dismiss for failure to state a claim is denied; and Defendants’ motion to

(131)       Id. at *6.

(132)       I understand the Sprint parties intend to pursue an analogous motion to stay the Current Illinois Action pending resolution of this action, and that Judge Pantle intends to hear that motion in the near future. I am confident the parties will advise me promptly of the Illinois court’s disposition of any such motion, and I will consider it carefully.

dismiss or stay the Current Delaware Action in favor of the Current Illinois Action is denied.

IT IS SO ORDERED.